Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2020 (except Notes 2 and 5, as to which the date is March 26, 2021), with respect to the consolidated financial statements of Expro Group Holdings International Limited as of December 31, 2019 and for the year then ended, included in the Proxy Statement that is made a part of the Registration Statement (Amendment No 2 to Form S-4 No. 333-255496) and related Prospectus of Frank’s International N.V.

/s/ Ernst & Young LLP

Reading, United Kingdom

June 22, 2021